Exhibit 21
                         Subsidiaries of the Registrant


1. Western Energy Management, Inc. ("WEM"), is a Delaware corporation and is a wholly-owned subsidiary of the Company.

2. Onsite Energy Services, Inc. ("OES"), is a Kansas corporation and is a wholly-owned subsidiary of the Company.

3.   Onsite/Mid-States,   Inc.  ("OMS"),  is  a  Kansas  corporation  and  is  a
     wholly-owned subsidiary of OES.

4. SYCOM ONSITE Corporation ("SO Corporation"), is a Delaware corporation and is a wholly-owned subsidiary of the Company.

5. Lighting Technology Services, Inc.("LTS"), is a California corporation and is a wholly-owned subsidiary of the Company.

6. Onsite Energy de Panama, S.A. is a Panamanian corporation and is a wholly-owned subsidiary of the Company.

7. REEP Onsite, Inc. ("REEP") is a Delaware corporation and is a wholly-owned subsidiary of the Company.

8. ERSI Onsite, Inc. ("ERSI") is a Delaware corporation and is a wholly-owned subsidiary of the Company.